Exhibit 3.1

JER INVESTORS TRUST INC.

ARTICLES OF AMENDMENT

EFFECTING 1-FOR-10 REVERSE STOCK SPLIT

THIS IS TO CERTIFY THAT:

FIRST: The charter (the “Charter”) of JER Investors Trust Inc., a Maryland corporation (the “Company”), is hereby amended to provide that at the Effective Time (as defined below), every ten shares of Common Stock, $0.01 par value per share, which were issued and outstanding immediately prior to the Effective Time, shall be combined into one issued and outstanding share of Common Stock, $0.10 par value per share, without any action by the holder thereof. The Company shall not issue fractions of shares of Common Stock in connection with such combination, and stockholders of record who, immediately prior to the Effective Time, own a number of shares of Common Stock that is not evenly divisible by ten shall be entitled to receive cash from the Company in lieu of any fraction of a share of Common Stock to which they would otherwise be entitled.

At the Effective Time, each outstanding certificate representing shares of Common Stock shall represent that number of shares of Common Stock into which the shares of Common Stock represented by such certificate shall have been combined; provided, that each person holding a certificate or certificates of record representing shares of Common Stock shall, upon surrender of such certificate or certificates, receive a new certificate or certificates (including any legends imprinted on the surrendered certificate or certificates) evidencing and representing the number of shares of Common Stock to which such person is entitled under the foregoing combination.

SECOND: The amendment to the Charter as set forth above has been duly approved by a majority of the Board of Directors of the Company as required by the Maryland General Company Law (the “MGCL”). The amendment is limited to changes expressly authorized by Section 2-309(e)(2) of the MGCL, pursuant to which no stockholder approval is required. The Company has a class of equity securities registered under the Securities Exchange Act of 1934.

THIRD: There has been no increase in the authorized stock of the Company effected by these Articles of Amendment.

FOURTH: These Articles of Amendment shall be effective at 12:01 a.m. EST on February 20, 2009 (the “Effective Time”).

FIFTH: The undersigned President acknowledges these Articles of Amendment to be the corporate act of the Company and as to all matters or facts required to be verified under oath, the undersigned President acknowledges that to the best of his knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties for perjury.

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IN WITNESS WHEREOF, the Company has caused these Articles of Amendment to be executed in its name and on its behalf by its President and attested to by its Assistant Secretary on this 18th day of February, 2009.

ATTEST:		JER INVESTORS TRUST INC.

/s/ Jeffrey L. Cirillo		/s/ Mark S. Weiss
Name:	Jeffrey L. Cirillo	Name:	Mark S. Weiss
Title:	Assistant Secretary	Title:	President